File No. 811-08957

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-2

         REGISTRATION STATEMENT UNDER THE INVESTMENT
         COMPANY ACT OF 1940                                        [X]


         Amendment No. 9                                            [X]


                Highland Floating Rate Limited Liability Company
               (Exact Name of Registrant as Specified in Charter)

                           13455 Noel Road, Suite 1300
                               Dallas, Texas 75240
                    (Address of Principal Executive Offices)


                                 (877) 665-1287
              (Registrant's Telephone Number, Including Area Code)


                                James D. Dondero
                           13455 Noel Road, Suite 1300
                               Dallas, Texas 75240
                     (Name and Address of Agent for Service)


                                   Copies To:
                             Philip H. Harris, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                          New York, New York 10036-6522




                                EXPLANATORY NOTE

Throughout this Registration Statement, information concerning Highland Floating Rate Limited Liability Company (the "Portfolio") (formerly named Columbia Floating Rate Limited Liability Company) is incorporated by reference from the Registration Statements on Form N-2 of Highland Floating Rate Fund (File No. 333-51466) (formerly named Columbia Floating Rate Fund) and Highland Institutional Floating Rate Income Fund (File No. 333-51742) (formerly named Columbia Institutional Floating Rate Income Fund) under the Securities Act of 1933, as amended (the "Securities Act") (the "Filings") (CIK No. 0001068200 and 0001068202, respectively). The Filings contain the prospectuses and statements of additional information (each an "SAI") for Highland Floating Rate Fund and Highland Institutional Floating Rate Income Fund (the "Feeder Funds"), which invest substantially all of their assets in the Portfolio.

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, interests in the Portfolio are not being registered under the Securities Act because interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act. Investments in the Portfolio may be made only by investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" of the Portfolio within the meaning of the Securities Act.

                                     PART A

Responses to Items 1, 2, 3.2, 4, 5, 6, and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

ITEM 3.  FEE TABLE AND SYNOPSIS

(1) Not applicable.

ITEM 8.  GENERAL DESCRIPTION OF THE REGISTRANT


(1) The Portfolio is a closed-end, non-diversified registered management investment company which was organized as a limited liability company under the laws of the State of Delaware on August 14, 1998. Interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act . Investments in the Portfolio may be made only by investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" of the Portfolio within the meaning of the Securities Act.


(2)-(4) Registrant incorporates by reference information concerning the Portfolio's investment objective and investment practices and risk factors associated with investments in the Portfolio in the sections entitled "Investment Objective and Policies," "How the Portfolio Invests," "Principal Risks" and "Other Investment Practices" in each Feeder Fund prospectus.


(5) Investments in the Portfolio may not be transferred. However, pursuant to Rule 23c-3 under the 1940 Act, the Portfolio will make offers to repurchase at net asset value a portion of its interests. See "Periodic Repurchase Offers" in each Feeder Fund prospectus and "Investment Restrictions" and "Repurchase Offer Fundamental Policy" in each Feeder Fund SAI. Subject to the Portfolio's investment restriction with respect to borrowings, the Portfolio may borrow money or issue debt obligations to finance its repurchase obligations. See "Investment Restrictions" in each Feeder Fund SAI.


(6) Not applicable.

ITEM 9.  MANAGEMENT

1(a) Board of Managers. The Board of Managers of the Portfolio has overall management responsibility for the Portfolio. Registrant incorporates by reference information concerning the Portfolio's management from "Management of the Fund" and "Organization and Description of Shares" in each Feeder Fund prospectus.

1(b) - (c) Investment Adviser and Portfolio Management. Registrant incorporates by reference information concerning the Portfolio's management, including the investment adviser and portfolio managers, from "Management of the Fund" and "Organization and Description of Shares" in each Feeder Fund prospectus.

1(d) Administrators. Registrant incorporates by reference information concerning the Registrant's Administrator and Sub-Administrator from "Management of the Fund" in each Feeder Fund's prospectus.

1(e) Custodian. PFPC Trust Company, 8800 Tinicum Boulevard, Philadelphia, Pennsylvania, 19153, is the custodian of the Portfolio and has custody of the securities and cash of the Portfolio. The custodian, among other things, attends to the collection of principal and income and payment for and collection of proceeds of securities bought and sold by the Portfolio.

1(f) Expenses. The Portfolio is responsible for all of its expenses not expressly stated to be payable by the other party under the Advisory Agreement.

1(g) Not applicable.

(2) Not applicable.


(3) Control Persons. As of November 30, 2005, Highland Floating Rate Fund and Highland Institutional Floating Rate Income Fund controlled the Portfolio.



ITEM 10. CAPITAL STOCK, LONG-TERM DEBT AND OTHER SECURITIES

1(a)-(f) Registrant incorporates by reference information concerning interests in the Portfolio from "Organization and Description of Shares" and "Master/Feeder Funds: Structure and Risk Factors" in each Feeder Fund prospectus. An interest in the Portfolio has no preemptive or conversion rights and is fully paid and non-assessable, except as set forth below. The Portfolio is not required to hold annual meetings of investors, and has no current intention to do so, but the Portfolio will hold special meetings of investors when, in the judgment of the Board, it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. An investors' meeting will be held upon the written, specific request to the Board of investors holding in the aggregate not less than 10% of the units in the Portfolio. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Board by a specified number of shareholders) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Board members. Investors also have the right to remove one or more Board members without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets available for distribution to investors (unless another sharing method is required for federal income tax reasons, in accordance with the sharing method adopted by the Board).

The Portfolio is organized as a limited liability company under the laws of the State of Delaware. Under its limited liability company agreement, the Portfolio is authorized to issue units. Each investor is entitled to vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred. However, the Portfolio will, pursuant to Rule 23c-3 under the 1940 Act, make offers to repurchase at net asset value a portion of its interests. See "Periodic Repurchase Offers" in each Feeder Fund prospectus and "Investment Restrictions" and "Repurchase Offer Fundamental Policy" in each Feeder Fund SAI. Subject to the Portfolio's investment restriction with respect to borrowings, the Portfolio may borrow money or issue debt obligations to finance its repurchase obligations. See "Investment Restrictions" in each Feeder Fund SAI.

The net income of the Portfolio shall consist of (i) all income accrued less the amortization of any premium on the assets of the Portfolio, less (ii) all actual and any accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Income includes discount earned (including both original issue, and by election, market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio. All of the net income of the Portfolio is allocated among the investors in accordance with their interests (unless another sharing method is required for federal income tax reasons, in accordance with the sharing method adopted by the Board).

(2) - (3) Not applicable.

(4) It is intended that the assets, income and distributions of the Portfolio will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") for qualification as a regulated investment company ("RIC"), assuming the investor invested all of its assets in the Portfolio.


Under the anticipated method of the operation of the Portfolio, the Portfolio will not be subject to any federal income tax. However, each investor in the Portfolio will be taxed on its share (as determined in accordance with the governing instruments of the Portfolio) of the ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with an allocation method designed to satisfy the Code, and the regulations promulgated thereunder. Distributions of net income and capital gain are to be made pro rata to investors in accordance with their investment in the Portfolio. For federal income tax purposes, however, income, gain, or loss may be allocated in a manner other than pro rata, if necessary to reflect gains or losses properly allocable to fewer than all investors as a result of contributions of securities or redemptions of portions of an investor's unrealized gain or loss in assets.


(5) Not applicable.

(6) Not applicable.

ITEM 11. DEFAULTS AND ARREARS ON SENIOR SECURITIES

Not applicable.

ITEM 12. LEGAL PROCEEDINGS


Prior to April 15, 2004, the Fund was advised by Columbia Management Advisors, Inc. ("Columbia Management") and was part of the Columbia Funds Complex (the "Columbia Funds"). Several Columbia Funds are defendants in civil lawsuits that have been transferred and consolidated for pretrial proceedings in the United States District Court for the District of Maryland in the Special Multi-District Litigation proceeding (Index No. 04-MO-15863) created for actions involving market timing issues against mutual fund complexes. The lawsuits have been commenced as putative class actions on behalf of investors who purchased, held or redeemed shares of the Funds during specified periods or as derivative actions on behalf of the Funds. The lawsuits seek, among other things, unspecified compensatory damages plus interest and, in some cases, punitive damages, the rescission of investment advisory contracts, the return of fees paid under those contracts, and restitution. The consolidated amended class action complaint against Columbia Management affiliated defendants was filed on September 29, 2004 and does not name the Fund as a defendant or nominal defendant. The consolidated amended fund derivative complaint against Columbia Management affiliated defendants was also filed on September 29, 2004 and names the Columbia Funds, collectively, as nominal defendants.

On March 2, 2005, four civil revenue sharing actions alleging, among other things, that various mutual funds (including the Fund) advised by Columbia Management and Columbia Wanger Asset Management L.P. inappropriately used fund assets to pay brokers to promote the funds by directing fund brokerage transactions to such brokers and did not fully disclose such arrangements to shareholders, and charged excessive 12b-1 fees, were consolidated into a single action in the United States District Court for Massachusetts (In re Columbia Entities Litigation, Civil Action No. 04-11704-REK). On June 9, 2005, plaintiffs filed a consolidated amended class action complaint and a motion for class certification. On or about August 8, 2005, all defendants (including the Fund) filed motions to dismiss the consolidated amended complaint. The court has not decided either the class certification or dismissal motions.

ITEM 13. TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

General Information and History                               B-1
Investment Objective and Policies                             B-1
Management                                                    B-1
Control Persons and Principal Holders of Securities           B-1
Investment Advisory and Other Services                        B-2
Brokerage Allocation and Other Practices                      B-2
Tax Status                                                    B-2
Financial Statements                                          B-4

                                     PART B


                Highland Floating Rate Limited Liability Company
            Statement of Additional Information Dated January 1, 2006


ITEM 14. COVER PAGE

Not applicable.

ITEM 15. TABLE OF CONTENTS

General Information and History                               B-1
Investment Objective and Policies                             B-1
Management                                                    B-1
Control Persons and Principal Holders of Securities           B-1
Investment Advisory and Other Services                        B-2
Brokerage Allocation and Other Practices                      B-2
Tax Status                                                    B-2
Financial Statements                                          B-4

ITEM 16. GENERAL INFORMATION AND HISTORY

Not applicable.

ITEM 17. INVESTMENT OBJECTIVE AND POLICIES

Part A, Item 8 contains additional information about the investment objective and policies of the Portfolio. This Part B should be read in conjunction with Part A. Capitalized terms in this Part B and not otherwise defined have the meanings given to them in Part A.

(1)-(3) Registrant incorporates by reference additional information concerning the investment policies of the Portfolio as well as information concerning the investment restrictions of the Portfolio from "Investment Policies," "Portfolio Investments and Strategies" and "Investment Restrictions" in each Feeder Fund SAI.

(4) Not applicable.


ITEM 18. MANAGEMENT

The Portfolio is organized as a Delaware limited liability company; therefore, it is required to have a Board of Managers rather than a Board of Trustees. The Managers of the Portfolio are the same persons as the Trustees of each Feeder Fund.

The Highland Fund Complex consists of the following funds: Highland Floating Rate Limited Liability Company, Highland Floating Rate Fund, Highland Floating Rate Advantage Fund, Highland Institutional Floating Rate Income Fund, Highland Corporate Opportunities Fund, Restoration Opportunities Fund, Prospect Street(R) High Income Portfolio Inc. and Prospect Street(R) Income Shares Inc.

The following table sets forth compensation paid to the Managers during the fiscal year ended August 31, 2005 and calendar year ended December 31, 2004:


          The officers of the Portfolio and those of its Managers who are "interested persons" (as defined in the 1940 Act) of the Portfolio receive no direct remuneration from the Portfolio. Independent Managers are compensated at the rate of $25,000 annually paid quarterly and proportionately by the Fund, the Portfolio and the Highland Institutional Floating Rate Income Fund. The following table sets forth the aggregate compensation paid to each of the Independent Managers by the Portfolio and the total compensation paid to each of the Independent Managers by the Highland Fund Complex for the fiscal year ended August 31, 2005.

                         AGGREGATE COMPENSATION       TOTAL COMPENSATION FROM
NAME OF MANAGER            FROM THE PORTFOLIO      THE HIGHLAND FUND COMPLEX(1)
---------------           --------------------     ----------------------------
R. Joseph Dougherty(2)           $       0                 $        0
Timothy K. Hui                   $4,583.33                 $74,459.71
Scott F. Kavanaugh               $4,583.33                 $74,459.71
James F. Leary                   $4,583.33                 $74,459.71
Bryan A. Ward                    $4,583.33                 $74,459.71

1 The Highland Fund Complex consists of the following Funds: Highland Floating Rate Limited Liability Company, Highland Floating Rate Fund, Highland Floating Rate Advantage Fund, Highland Institutional Floating Rate Income Fund, Highland Corporate Opportunities Fund, Restoration Opportunities Fund, Prospect Street(R) High Income Portfolio Inc. and Prospect Street(R) Income Shares Inc.

2 Mr. Dougherty is deemed to be an "interested person" of the Fund under the 1940.

As of November 30, 2005, the Managers and officers of the Portfolio did not own any interests in the Portfolio.


Registrant incorporates by reference additional information concerning the management of the Portfolio from "Management" in each Feeder Fund SAI.

ITEM 19. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES


As of December 16, 2005, Highland Floating Rate Fund owned 99.80% of the Portfolio's interests and Highland Institutional Floating Rate Income Fund owned 0.20% of the Portfolio's interests, and were each deemed to control the Portfolio.

ITEM 20. INVESTMENT ADVISORY AND OTHER SERVICES

Registrant incorporates by reference information concerning investment advisory and other services provided to the Portfolio and each Feeder Fund from "Investment Advisory and Other Services," "Distributor," "Custodian" and "Independent Registered Public Accounting Firm" in each Feeder Fund SAI.


ITEM 21. BROKERAGE ALLOCATION AND OTHER PRACTICES

Registrant incorporates by reference information concerning the brokerage practices of the Portfolio from "Portfolio Transactions" in each Feeder Fund SAI.


ITEM 22. TAX STATUS


Because the Portfolio intends to qualify as a partnership for federal income tax purposes, the Portfolio should not be subject to any income tax. Based upon the status of the Portfolio as a partnership, each of the Feeder Funds and any other investors in the Portfolio will take into account their respective shares of the Portfolio's income, capital gains, losses, deductions, and credits in determining their income tax liability. The determination of an investor's share of the Portfolio's ordinary income, capital gains, losses, deductions and credits will be made in accordance with the Code.

The Portfolio's taxable year-end is August 31. Although the Portfolio will not be subject to federal income tax, it will file appropriate federal income tax returns.

It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code for qualification as a RIC, assuming that the investor invested all of its assets in the Portfolio.

Certain of the Portfolio's investments and investment practices are subject to special provisions of the Code that, among other things, may defer the use of certain deductions or losses, or accelerate certain income or gains, of the Portfolio, affect the holding period of the Portfolio's assets and alter the character of the gains or losses realized by the Portfolio. These provisions may also require the investors in the Portfolio to recognize income or gain without receiving cash with which to make distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding income and excise taxes. The Portfolio will monitor its transactions and may make certain tax elections in order to mitigate the effect of these rules.

Income received by the Portfolio with respect to foreign securities may give rise to withholding and other taxes imposed by foreign countries. The United States has entered into tax treaties with many foreign countries, which may entitle the Portfolio to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Portfolio's assets to be invested within various countries is not known.

Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Portfolio.


ITEM 23. FINANCIAL STATEMENTS


Please refer to the audited Financial Statements (investments as of August 31, 2005, statements of assets and liabilities as of August 31, 2005, statements of operations and statements of changes in net assets for the period ended August 31, 2005, and notes thereto) and reports of independent registered public accounting firms, which are contained in the August 31, 2005 annual report of each Feeder Fund. The Financial Statements (but no other material from the report) are incorporated herein by reference. The report may be obtained at no charge by telephoning (877) 665-1287.

                           PART C -- OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

(1) FINANCIAL STATEMENTS. The financial statements of the Registrant are incorporated by reference to Item 23 of Part B of this Registration Statement.

(2) EXHIBITS.
    (a)(1)   Certificate of Formation of Registrant.(1)

    (a)(2) Amendment dated December 20, 2005 to Amended and Restated Limited Liability Company Agreement of Registrant dated November 3, 1998.*

    (a)(3)   Amended Certificate of Formation of Registrant. (4)
    (a)(4)   Amended Certificate of Formation of Registrant.(5)
    (b)(1)   By-Laws of Registrant.(1)
    (b)(2)   Amendment to By-Laws of Registrant.(2)
    (b)(3)   Amendment to By-Laws of Registrant.(2)
    (b)(4)   Amendment to By-Laws of Registrant.(3)
    (c)      Not applicable.
    (d)      See Exhibit (a)(2).
    (e)      Not applicable.
    (f)      Not applicable.

    (g) Advisory Agreement between Registrant and Highland Capital Management, L.P. ("Highland"), dated July 30, 2004.(5)

    (h)      Not applicable.
    (i)      Not applicable.

    (j) Custodian Services Agreement between Registrant and PFPC Trust Company, Inc., dated October 18, 2004.(5)
    (k)(1) Administration Services Agreement between Registrant and Highland, dated October 18, 2004.(5)
    (k)(2) Sub-Administration Services Agreement between Highland and PFPC Inc. ("PFPC"), dated October 18, 2004.(5)
    (k)(3) Accounting Services Agreement between Registrant and PFPC, dated October 18, 2004.(5)
    (k)(4) Credit Agreement between Registrant and The Bank of Nova Scotia, dated September 13, 2004.(5)

    (l)      Not applicable.
    (m)      Not applicable.
    (n)      Not applicable.
    (o)      Not applicable.
    (p)      Not applicable.
    (q)      Not applicable.

    (r)(1)   Code of Ethics of Registrant.(5)
    (r)(2)   Code of Ethics of Highland.(5)



-----------------------------------------------
*      Filed herewith.
(1) Incorporated by reference to Registrant's filing with the Securities and Exchange Commission (the "SEC") on December 4, 1998.
(2) Incorporated by reference to Registrant's filing with the SEC on December 26, 2000.
(3) Incorporated by reference to Registrant's filing with the SEC on November 2, 2001.
(4) Incorporated by reference to Registrant's filing with the SEC on December 19, 2003.

(5) Incorporated by reference to Registrant's filing with the SEC on December 29, 2004.


ITEM 25. MARKETING ARRANGEMENTS

         Not applicable.

ITEM 26. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Not applicable.

ITEM 27. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

         Not applicable.

ITEM 28. NUMBER OF HOLDERS OF SECURITIES


                     TITLE OF CLASS                NUMBER OF RECORD HOLDERS
                     --------------                ------------------------
                     Interests of Registrant       2___ as of November 30, 2005


ITEM 29. INDEMNIFICATION


         Reference is made to Article XIV of the Registrant's Limited Liability Company Agreement (Exhibit (a)(2)) with respect to indemnification of the Managers and officers of Registrant against liabilities, which may be incurred by them in such capacities. Registrant, its Managers and officers, its investment adviser, the other investment companies advised by Highland, and persons affiliated with them are insured against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits or proceedings. Registrant will not pay any portion of the premiums for coverage under such insurance that would (1) protect any Manager or officer against any liability to Registrant or its interest holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office or (2) protect its investment adviser or principal underwriter, if any, against any liability to Registrant or its interest holders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under its contract or agreement with the Registrant; for this purpose the Registrant will rely on an allocation of premiums determined by the insurance company. Registrant expects that each of Highland Floating Rate Fund and Highland Institutional Floating Rate Income Fund (the "Feeder Funds") will invest substantially all of its assets in the Registrant. In that connection, Managers and officers of Registrant have signed the registration statement of each of the Feeder Funds on behalf of the Portfolio insofar as those registration statements relate to the Registrant, and those entities have agreed to indemnify Registrant and its Managers and officers against certain liabilities which may be incurred by them.


ITEM 30. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER


         The description of the business of Highland is set forth under the caption "Management of the Fund" in the prospectus of each Feeder Fund, incorporated by reference in Item 9 of Part A of this Registration Statement. The information as to the Directors and officers of Highland set forth in Highland' s Form ADV as filed with the SEC on November 19, 2004 (File No. 801-54874) and as amended through the date hereof is incorporated herein by reference.


ITEM 31. LOCATION OF ACCOUNTS AND RECORDS


         The majority of the accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder, including journals, ledgers, securities records and other original records, are maintained primarily at the offices of Registrant's custodian, PFPC Trust Company, Inc. All other records so required to be maintained are maintained at the offices of Highland, 13455 Noel Road, Suite 1300, Dallas, Texas 75240.


ITEM 32. MANAGEMENT SERVICES

         Not applicable.

ITEM 33. UNDERTAKINGS

         Not applicable.

                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 29th day of December, 2005.


                                HIGHLAND FLOATING RATE LIMITED LIABILITY COMPANY

                                                By: /s/ James D. Dondero
                                                    --------------------
                                                    James D. Dondero, President

                   INDEX OF EXHIBITS FILED WITH THIS AMENDMENT


Exhibit
NUMBER    EXHIBIT


(2)(a)(2) Amendment dated December 20, 2005 to Amended and Restated
          Limited Liability Agreement of Registrant dated November 3, 1998.